Exhibit 21.1

List of Subsidiaries of the Registrant

Name of the Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Flyhalf Australia Holding Company Pty Ltd	Australia
Flyhalf Acquisition Company Pty Ltd	Australia
F45 Aus Hold Co Pty Ltd	Australia
F45 ROW Hold Co Pty Ltd	Australia
F45 Holdings Pty Ltd	Australia
Rollex Health Pty Ltd	Australia
2M Hold Co Pty Ltd	Australia
F45 Training Pty Ltd	Australia
F45 Operations (Australia) Pty Ltd	Australia
F45 United, LLC	Delaware
F45 U, LLC	Delaware
F45 Training Incorporated	Delaware
Functional 45 Training Limited	Ireland
F45 Training Canada Limited	Canada
F45 Training Asia Private Ltd.	Singapore
F45 India Private Limited	India